Exhibit 99.1

INTEL TO WIND DOWN WEB HOSTING SERVICE

Will Take Charge of Approximately $100 Million in Second Quarter

SANTA CLARA, Calif., June 18, 2002 -- Intel Corporation today announced plans to wind down its Intel Online Services (IOS) Web hosting business. The company will continue providing services to existing customers over the next 12 months and will immediately begin working with those customers to ensure a smooth transition. No new customer engagements will be pursued.

     "While IOS has been successful in attracting new customers, market trends and financial projections for the hosting services industry lead us to today's decision," said Dalibor Vrsalovic, president, Intel Online Services Inc. "Our focus now will be to fully support customers and ensure a continued high level of service while we assist them in their transition plans.

     "In the course of building IOS, we developed advanced technology that automates and standardizes key Web hosting functions, as well as operational expertise that enabled us to deliver some of the best service levels in the industry," Vrsalovic said. "These capabilities will be absorbed into Intel's worldwide information technology operations to support our goal of becoming a 100 percent e-corporation."

     As a result of the decision to wind down IOS operations, Intel expects to take a pre-tax charge of approximately $100 million in the second quarter, primarily affecting cost of sales. The charge is related to the write-down of capital assets and other costs associated with the phasing out of IOS activity. The charge was not reflected in the company's mid-quarter update published June 6.

* Intel is a trademark or registered trademark of Intel Corporation or its subsidiaries in the United States and in other countries.